EXHIBIT 11

[Planet Letterhead]

August 4, 2006

Windamere III
6402 Cardeno Drive
La Jolla, California 92037

Dear Scott:

In consideration of the agreement to make loans in the aggregate amount of up to $500,000 by Windamere III, LLC (“Windamere III”), to Planet Technologies, Inc. (the “Company”), and in further consideration of Windamere III’s agreement to extend the time in which the Company must file a registration statement up to and including December 31, 2006, the Company hereby grants Windamere III the right to demand the Company effect a registration statement for the Windamere common-stock shares (“Demand Registration Notice”).

Subject to the provisions below, Windamere III may require up to three (3) separate Demand Registration Notices.  However, Windamere III may only make such an election after December 31, 2006 and not more than once in a six month period.

The Company shall as soon as practicable, and in any event within ninety (90) days after the date of a Demand Registration Notice, file a registration statement under the Securities Act of 1933, as amended, covering all of the common stock covering those securities that Windamere IIII requested to be registered and any additional common stock, as the case may be.

Notwithstanding the foregoing obligations, if the Company furnishes to Windamere III a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.  Whenever required under a Demand Registration Notice to effect the registration of any common stock, the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of Windamere III, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provide, however, that such one hundred twenty (120)-day period shall be extended for a period of time equal to the period Windamere III refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration.

(b)           prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)           furnish to Windamere III such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holder may reasonable request in order to facilitate their disposition of their common stock;

(d)           use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by Windamere III; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the [managing] underwriter of such offering;

(f)            use its commercially reasonable efforts to cause all such common-stock shares covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)           provide a transfer agent and registrar for all common-stock shares registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)           promptly make available for inspection by the selling Holders, any [managing] underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by Windamere III, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonable requested by any such seller, underwriter, attorney, accountant, or agent in connection with any such registration statement;

(i)            notify Windamere III, promptly after the Company received notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)            after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to a Demand Registration Notice with respect to the common stock shares of Windamere III, that Windamere III shall furnish to the Company such information regarding itself, the common stock shares held by it, and the intended method of disposition of such securities a is reasonably required to effect the registration of Windamere III’s common-stock shares.

Very truly yours,

PLANET TECHNOLOGIES, INC.

/s/ Francesca DiNota

Francesca DiNota
CFO
Agreed:

Windamere III, LLC

/s/ Scott Glenn

By: Scott Glenn
Its: Manager